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                 U. S. Securities and Exchange Commission
                         Washington, D. C. 20549

                                  FORM 4

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed  pursuant to Section 16(a) of the Securities Exchange  Act  of  1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.   Name and Address of Designated Filer
          Southwest Royalties, Inc.
          407 N. Big Spring Street
          Midland, TX  79701

2.   Issuer Name and Ticker or Trading Symbol
          Southwest Royalties Institutional Income Fund VIII-B, L.P.

3.   IRS or Social Security Number of Designated Filer
          75-1917432

4.   Statement for Month/Year
          August 2001

5.   If Amendment, Date of Original
          N/A

6.   Relationship of Designated Filer to Issuer
                Southwest Royalties, Inc. as Managing General Partner, of the issuer.

7.   Individual or Joint/Group Filing
              Form filed by One Reporting Person
           X  Form filed by More than One Reporting Person

                                 TABLE I

1.   Title of Security
          Limited partnership interest
                                                Units
 Date     Code    Units   Acquired    Price     Owned   Ownership    Nature
 ----     ----    -----   --------    -----     -----   ---------    ------
08-24-01   P      30.00       A      $314.39  1,738.00      I           *
08-24-01   P       4.00       A      $314.39  1,742.00      I           *
08-24-01   P      12.00       A      $314.39  1,754.00      I           *
08-24-01   P      20.00       A      $314.39  1,774.00      I           *

*    Southwest Royalties, Inc. as Managing General Partner, of the issuer.

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                                SIGNATURES




By:  /s/ Bill E. Coggin             By: /s/ H.H. Wommack, III
     -----------------------------      -------------------------------
     Signed on behalf of Southwest      H.H. Wommack, III, President,
     Royalties, Inc. the Managing       CEO, Treasurer and Director of
     General Partner of the issuer      Southwest Royalties, Inc. the
     by Bill E. Coggin, Vice-           Managing General Partner
     President and CFO

Date:  September 10, 2001           Date:  September 10, 2001


By:  /s/ Bill E. Coggin             By: /s/ H. Allen Corey
     -----------------------------      -------------------------------
     Bill E. Coggin, Vice-President     H. Allen Corey, Secretary and
     and CFO of Southwest Royalties,            Director of
Southwest Royalties,
     Inc. the Managing General Partner          Inc. the Managing
General Partner


Date:  September 10, 2001           Date:  September 10, 2001


By:  /s/ Paul L. Morris             By: /s/ Jon P. Tate
     -----------------------------      --------------------------------
     Paul L. Morris, Director of        Jon P. Tate, Vice-President of
     Southwest Royalties, Inc. the      Land and Assistant Secretary of
     Managing General Partner           Southwest Royalties, Inc. the
                                        Managing General Partner

Date:  September 10, 2001           Date:  September 10, 2001


By:  /s/ R. Douglas Keathley        By: /s/ J Steven Person
     -----------------------------      -------------------------------
     R. Douglas Keathley, Vice-         J Steven Person, Vice-President
     President of Operations of         of Marketing of Southwest
     Southwest Royalties Inc. the       Royalties, Inc. the Managing
     Managing General Partner           General Partner

Date:  September 10, 2001               September 10, 2001

                                ATTACHMENT

Designated Filer:
   Southwest Royalties, Inc.

Issuer Name and Ticker or Trading Symbol:
   Southwest Royalties Institutional Income Fund VIII-B, L.P.

Statement for Month/Year
   August 2001

Reporting Persons of Group Filing:
----------------------------------
Name of Reporting Person           Street Address
Social Security Number             City, State and Zip Code
------------------------           ---------------------------

Wommack, H. H. III                 407 N. Big Spring Street
###-##-####                        Midland, TX  79701

President, CEO, Treasurer and Director of Southwest Royalties, Inc. the Managing General Partner.

Bill E. Coggin                     407 N. Big Spring Street
###-##-####                        Midland, TX  79701

Vice-President and Chief Financial Officer of Southwest Royalties, Inc. the Managing General Partner.

Corey, H. Allen                    633 Chestnut Street
###-##-####                        Chattanooga, TN  37450-1800

Secretary  and  Director of Southwest Royalties, Inc. the Managing  General
Partner.

Paul L. Morris                     #7 Saddle Club Drive
###-##-####                        Midland, TX 79705

Director of Southwest Royalties, Inc. the Managing General Partner.

Tate, Jon P.                       407 N. Big Spring Street
###-##-####                        Midland, TX  79701

Vice-President, Land and Assistant Secretary of Southwest Royalties, Inc. the Managing General Partner.

Keathley, R. Douglas               407 N. Big Spring Street
###-##-####                        Midland, TX  79701

Vice-President of Operations of Southwest Royalties, Inc. the Managing General Partner.

Person, J Steven                   407 N. Big Spring Street
###-##-####                        Midland, TX  79701

Vice-President of Marketing of Southwest Royalties, Inc. the Managing General Partner.


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